EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

•	The Wet Seal Catalog Inc. (Delaware)

•	The Wet Seal GC SMLLC (Virginia)

•	The Wet Seal Retail Inc. (Delaware)